AMENDMENT NO. 1 TO HACH COMPANY 1993 STOCK OPTION PLAN AS AMENDED AND RESTATED AS OF NOVEMBER 25, 1997

This Amendment No. 1 to the Hach Company 1993 Stock Option Plan, as Amended and Restated as of November 25, 1997 (the "Plan"), is made by Hach Company, a Delaware corporation (the "Company") with reference to the following facts:

     A. By action of the Board of Directors of the Company on February 24, 1998, the 1993 Stock Option Plan was amended and restated as of November 25, 1997.

     B. Subsequent to that amendment and restatement, the Company has determined to increase the number of shares of Class A Common Stock, $1.00 par value, which may be optioned and sold under the Plan, and to amend Section 3 of the Plan to effect that increase.

     C. It is also appropriate to amend Section 8(c) of the Plan to make clear that only shares of Common Stock may be used to pay for shares purchased upon exercise of options granted before the establishment of Class A Common Stock.

Now therefore, the Company, pursuant to action by its board of directors taken on April 27, 1998, hereby amends the Plan as follows, such amendments to be effective as of November 25, 1997:

     1. The first paragraph of Section 3 of the Plan is amended to read in full as follows:

          Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is Six Hundred Twenty-Five Thousand (625,000) shares of Common Stock and Two Million, One Hundred Twenty-Five Thousand (2,125,000) shares of Class A Common Stock. The Shares may be authorized, but unissued, or reacquired shares of Stock.

     2.   Section 8(c) of the Plan is amended to read in full as follows:

          (c) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Board at the time of grant and may consist of cash and/or check. Payment may also be made by delivering a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds necessary to pay the exercise price. An Optionee may also in addition pay all or part of the purchase price with Shares of Common Stock and/or Shares of Class A Common Stock, provided, however that in the case of Options granted before September 10, 1997, the date the Company's dual class capital structure became effective, options must be exercised in tandem (i.e. both the option of Common Stock and the companion option on Class A Common Stock which resulted from the change to a dual class capital structure must be exercised at the same time) and, provided further, that the number of shares of each class which may be so utilized in payment of the options shall be subject to such additional rules and restrictions as the Committee or Board may promulgate for such exercises. Shares used to pay the exercise price shall be valued at their fair market value on the exercise date. With the approval of the Board, the Optionee may borrow from the Company all or any portion of the funds needed to pay the price on such terms and conditions as the Board deems appropriate, provided that (i) the interest rate for any such loan by the Company shall not be less than the "applicable federal rate" (as defined by Code Section 127(d)(1)(A)) in effect on the date of such loan or any other rate as necessary to avoid the imputation of interest under the Code or other applicable law, (ii) proceeds of the loan are used solely to pay the exercise price of an Option granted pursuant to this Plan, and (iii) the Optionee executes a promissory note and such other documents as the Board deems appropriate to evidence the Optionee's indebtedness to the Company, and pledges the Shares received in exchange for such borrowed funds as collateral for such loan.

     3. The foregoing amendment to Section 3 shall require approval of or ratification by the stockholders of the Company.

Adopted pursuant to Board Resolution of April 27, 1998 and subject to Stockholder approval.